Exhibit 99.1

HP Inc. 1501 Page Mill Road Palo Alto, CA 94304 hp.com

News Release HP Adopts Limited Duration Shareholder Rights Plan

Editorial contacts HP Inc. Media Relations MediaRelations@hp.com HP Inc. Investor Relations InvestorRelations@hp.com

PALO ALTO, Calif., FEBRUARY 20, 2020 — The Board of Directors of HP Inc. (NYSE: HPQ) today adopted a shareholder rights plan and declared a dividend distribution of one preferred share purchase right on each outstanding share of HP common stock.

The Board adopted the rights plan following the announcement by Xerox Holdings Corporation that Xerox intends to commence a tender offer to acquire all of the outstanding shares of HP common stock.

HP has previously said that on February 24, when out of its quiet period, HP will share additional information about its plan to drive sustainable long-term value for its shareholders, including through the execution of the Company’s multi-year strategic and financial plan and the deployment of its strong balance sheet; and that HP wants its shareholders to have full information on the Company’s earnings and the value inherent in the Company before responding to Xerox’s February 10 press release.

“HP’s board is focused on creating long-term value for HP shareholders. We believe it is essential that HP shareholders have sufficient time and full information when considering any tender offer that Xerox may commence,” said Chip Bergh, Chair of HP’s Board of Directors. “As we have previously said, we are very concerned about Xerox’s aggressive and rushed tactics, and any process that is not based on full information is a threat to our shareholders.”

The rights will not prevent a combination of HP with another business, but should encourage Xerox (or anyone else seeking to acquire the Company) to negotiate with the Board prior to attempting to impose some combination that is not in the best interests of the HP shareholders.

The rights plan has several recognized shareholder protections, including:
•	Guards against coercive tactics to gain control without paying all shareholders an appropriate premium for that control.
•	Expiration date in one year (and the Board of Directors of HP intends to consider whether to terminate the rights plan earlier than such date if circumstances warrant).
•	Facilitates the ability of all shareholders to realize the long-term value of their investment in the Company.

The rights will be exercisable only if a person or group acquires 20% or more of HP’s common stock, subject to certain exceptions. Each right will entitle shareholders to buy one one-hundredth of a share of a new series of junior participating preferred stock at an exercise price of $100.

If a person or group acquires 20% or more of HP’s outstanding common stock, each right will entitle its holder (other than such person or members of such group) to purchase for $100, a number of HP common shares having a market value of twice such price. In addition, at any time after a person or group acquires 20% or more of HP’s outstanding common stock (unless such person or group acquires 50% or more), the Board may exchange one share of the company’s common stock for each outstanding right (other than rights owned by such person or group, which would have become void).

Prior to the acquisition by a person or group of beneficial ownership of 20% or more of the Company’s common stock, the rights are redeemable for $0.01 per right at the option of the Board.

Certain synthetic interests in securities created by derivative positions — whether or not such interests are considered to constitute beneficial ownership of the underlying common stock for reporting purposes under Regulation 13D of the Securities Exchange Act — are treated as beneficial ownership of the number of shares of the Company’s common stock equivalent to the economic exposure created by the derivative position, to the extent actual shares of the Company’s stock are directly or indirectly held by counterparties to the derivatives contracts.

The dividend distribution will be made on March 2, 2020, payable to shareholders of record on March 2, 2020, and is not taxable to shareholders. The Rights will expire on February 20, 2021.

Forward-Looking Statements

This document contains forward-looking statements that involve risks, uncertainties and assumptions. If the risks or uncertainties ever materialize or the assumptions prove incorrect, actual results may differ materially from those expressed or implied by such forward-looking statements and assumptions.

All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including any statements of expectation or belief; any statements regarding HP’s long term plan, potential future share repurchases or any potential strategic transactions, any statements relating to the plans, strategies and objectives of management for future operations; any statements concerning the expected development, performance, market share or competitive performance relating to products or services; any statements regarding current or future macroeconomic trends or events and the impact of those trends and events on HP and its financial performance; and any statements of assumptions underlying any of the foregoing.

Risks, uncertainties and assumptions include factors relating to HP’s ability to execute on its strategic plan, complete any contemplated share repurchases or other strategic transactions; the need to address the many challenges facing HP’s businesses; the competitive pressures faced by HP’s businesses; risks associated with executing HP’s strategy and business model changes; successfully innovating, developing and executing HP’s go-to-market strategy, including online, omnichannel and contractual sales, in an evolving distribution and reseller landscape; successfully competing and maintaining the value proposition of HP’s products, including supplies; the impact of macroeconomic and geopolitical trends and events; the need to manage third-party suppliers, manage HP’s global, multi-tier distribution network, limit potential misuse of pricing programs by HP’s channel partners, adapt to new or changing marketplaces and effectively deliver HP’s services; challenges to HP’s ability to accurately forecast inventories, demand and pricing, which may be due to HP’s multi-tiered channel, sales of HP’s products to unauthorized resellers or unauthorized resale of HP’s products; the protection of HP’s intellectual property assets, including intellectual property licensed from third parties; risks associated with HP’s international operations; the development and transition of new products and services and the enhancement of existing products and services to meet customer needs and respond to emerging technological trends; the execution and performance of contracts by HP and its suppliers, customers, clients and partners; the hiring and retention of key employees; integration and other risks associated with business combination and investment transactions; the results of the restructuring plans, including estimates and assumptions related to the cost (including any possible disruption of HP’s business) and the anticipated benefits of the restructuring plans; the impact of changes in tax laws, including uncertainties related to the interpretation and application of the Tax Cuts and Jobs Act of 2017 on HP’s tax obligations and effective tax rate; the resolution of pending investigations, claims and disputes; and other risks that are described in HP’s Annual Report on Form 10-K for the fiscal year ended October 31, 2019, and HP’s other filings with the SEC.

HP assumes no obligation and does not intend to update these forward-looking statements. HP’s Investor Relations website at http://investor.hp.com contains a significant amount of information about HP, including financial and other information for investors. HP encourages investors to visit its website from time to time, as information is updated, and new information is posted.

Important Information

This document is not an offer to purchase or a solicitation of an offer to sell any securities. If a tender offer or exchange offer is commenced, HP will file with the SEC a solicitation/recommendation statement on Schedule 14D-9. Any solicitation/recommendation statement filed by HP that is required to be mailed to stockholders will be mailed to HP stockholders. HP STOCKHOLDERS ARE ADVISED TO READ HP’S SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC IF AND WHEN THEY BECOME AVAILABLE BEFORE MAKING ANY DECISION WITH RESPECT TO ANY EXCHANGE OFFER BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Stockholders may obtain free copies of the solicitation/recommendation statement on Schedule 14D-9 (when available), as well as any other documents filed by HP in connection with any tender offer or exchange offer, without charge at the SEC’s website at www.sec.gov. In addition, investors and security holders will be able to obtain free copies of these documents from HP by directing a request to Investor Relations, 1501 Page Mill Road, Palo Alto, CA 94304, or by calling (650) 857-1501.

HP intends to file a proxy statement with the SEC in connection with the solicitation of proxies for the 2020 Annual Meeting of Stockholders. Any definitive proxy statement and a WHITE proxy card will be mailed to HP’s stockholders. HP STOCKHOLDERS ARE URGED TO READ ANY PROXY STATEMENT AND OTHER RELEVANT MATERIALS IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Stockholders may obtain free copies of these and other SEC filings made by HP (when available) without charge from the sources indicated above.

Certain Information Concerning Participants

HP and certain of its directors and executive officers may be deemed to be participants in the solicitation of proxies under the rules of the SEC. HP stockholders may obtain information regarding the names, affiliations and interests of HP’s directors and executive officers in HP’s Annual Report on Form 10-K for the year ended October 31, 2019, which was filed with the SEC on December 12, 2019, and its proxy statement for the 2019 Annual Meeting of Stockholders, which was filed with the SEC on February 26, 2019. To the extent holdings of HP securities have changed since the amounts printed in the proxy statement for the 2019 Annual Meeting, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC. Stockholders may obtain free copies of these documents without charge from the sources indicated above. Additional information regarding the interests of these participants in any proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will also be included in the proxy statement to be filed by HP with the SEC in connection with the 2020 Annual Meeting, if and when it becomes available.

About HP Inc.

HP Inc. (NYSE: HPQ) creates technology that makes life better for everyone, everywhere. Through our product and service portfolio of personal systems, printers and 3D printing solutions, we engineer experiences that amaze. More information about HP Inc. is available at www.hp.com.